UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 30, 2007

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26601 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(818) 871-1800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02	Results of Operations and Financial Condition
     On February 1, 2007, Ixia (the “Company”) issued a press release which included certain limited information regarding the Company’s financial condition at December 31 2006 and its bookings in the quarter ended December 31, 2006. A copy of the Company’s press release issued on February 1, 2007 is furnished as Exhibit 99.1 to this Current Report on Form 8-K to report such disclosures.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On January 30, 2007, a Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company’s request for continued listing on The Nasdaq Stock Market, subject to the following conditions: (a) that on or before February 28, 2007, the Company provide the Nasdaq Listings Department with certain information, including information concerning findings, internal controls and remedial measures, regarding the investigation by the Audit Committee of the Company’s Board of Directors into matters relating to the Company’s previously disclosed determination that it is required to restate certain of its prior period financial statements, and (b) that on or before March 16, 2007, the Company file with the Securities and Exchange Commission (the “Commission”) its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “2006 Third Quarter Form 10-Q”), as well as any filings required to complete the restatement. As previously reported by the Company in its Current Reports on Form 8-K filed with the Commission on November 13, 2006 and November 17, 2006, the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of its failure to timely file the 2006 Third Quarter Form 10-Q with the Commission by the prescribed due date of November 9, 2006.
     A copy of the Company’s press release issued on February 1, 2007, announcing the Panel’s decision and providing certain additional information regarding the status of the Company’s restatement, is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

The following exhibit is furnished, as applicable, and filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated February 1, 2007 of the Company

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia
Dated: February 1, 2007	By:	/s/ Errol Ginsberg
Errol Ginsberg
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 1, 2007 of the Company